EXHIBIT 1.2

ISOTIS SA

ORGANIZATIONAL RULES

Regulations of the Board and Committees

I.	Generalities

Article 1 – Basis and Purpose

1.1.	These Organizational Rules (“OR”) are adopted on the basis of article 716 b of the Swiss Code of Obligations (“CO”) and article 22 of the Articles of Incorporation (the “Articles”).

1.2.

The purpose of these OR is to implement principles and rules of proper organization and conduct of the Board of Directors of IsoTis SA (the “Company”), of the Committees of the Board and of the Executive Committee .

1.3	The OR shall apply to the Company itself and, to the extent admitted by the local law applicable to them, to the companies controlled by it (together with the Company, the “Group”).

II.	The Board of Directors

Article 2 – Constitution

2.1.	The Board of Directors shall constitute itself as often as a member is elected or removed, but at least each year in its first meeting after the ordinary Shareholders Meeting.

2.2.

The Board of Directors shall elect among its members a chairman (the “Chairman” and the members of the standing committees for a term of one year. It shall appoint a secretary (the “Secretary”) who does not need to be a director or a shareholder.

Article 3 - Convocation and Agenda

3.1.	The Board of Directors shall meet as often as required by its business, but at least four times a year.

3.2.	The meetings of the Board shall be convened and prepared, with the help of the “President and Chief Executive Officer” (“administrateur-délégué”) (hereafter “CEO”), by the Chairman.

3.3.	Each member is entitled to request in writing upon indication of the grounds for such a request that a meeting be called within ten days.

3.4.

The notice of the meeting shall contain an agenda of all matters to be dealt with and shall be sent at least five days prior to the date of the meeting of the Board of Directors, or with a shorter notice where urgent business arises. A meeting which is quorate may waive notice of all or any agenda items.

3.5.	The meeting can be held by telephone or video conference if no member objects.

3.6.	The Chairman shall preside the meeting.

3.7.

Members of the Executive Committee or other participants, if their presence is required and they have been invited by the Chairman or the CEO, may attend. Such persons shall not participate in any resolutions.

Article 4 – Resolutions

4.1

A meeting of the Board of Directors constitutes a quorum, if more than half of its members are present or attending the meeting by telephone or videoconference. The resolutions and elections of the Board of Directors are adopted by a majority vote of all the members of the Board. The chairman has a casting vote.  Resolutions in which the Board of Directors confirms an increase in share capital and amends the Articles of Incorporation subsequently to such increase of capital do not need any quorum of attendance.

4.2.	The proceedings, deliberations and resolutions of the Board of Directors shall be recorded in minutes which must be signed by the Chairman and the Secretary.

4.3.

Resolutions of the Board of Directors may also be taken in writing or in urgent cases by telefax or e-mail, unless a director requests deliberations, by a majority vote of all the members of the Board. Such resolutions need to be properly recorded in the next minutes.

4.4.	Minutes must be approved during the next meeting of the Board of Directors.

4.5.	Informing the proper authorities of any Board resolutions requiring notification under Swiss law is the responsibility of the CEO.

Article 5 - Functions and competences

5.1.

The Board of Directors is vested with the ultimate responsibility for the management of the Company to the extent that it has not delegated it in accordance with these regulations and for the supervision and control of the management. It is authorized to pass resolutions concerning all matters which pursuant to the law, the Articles and the present OR are not reserved to the authority of the General meeting of Shareholders or to other executive bodies of the Company.

5.2.	In particular, the Board of Directors shall have the following duties:

	1.	the approval of the strategic direction of the Company and of the way to achieve the goals ;

	2.	to approve the entry into new areas of activity and the withdrawal from existing areas of business;

3.

the approval of acquisitions and investments of companies, participations in companies or businesses or incorporations or liquidation of companies, or businesses, if such matters are of fundamental significance to the company;

	4.	the approval of financial targets and allocation of means to reach such targets;

	5.	the approval of the Company’s organization, including the adoption and amendment of these Regulations ;

	6.	the approval of accounting principles relating to the Company’s and Group’s consolidated accounts;

	7.	the supervision of the organisation of financial control and planning, including the approval of the Company’s budgets and business plans ;

	8.	the appointment, removal and the determination of duties and responsibilities to the persons entrusted with the management of the Company, in particular :

• the President and Chief Executive Officer;

• the members of the Executive Committee.

9.	the ultimate supervision of the persons entrusted with the management, particularly with regard to compliance with all relevant regulations, the Articles, the present OR and the instructions given ;

10.	the approval of proposals by the Executive Committee to assign signatory powers for the Company and the manner in which such persons may sign on behalf of the Company ;

11.	the approval of the annual report and of the interim financial statements of the Company and of the Group ;

12.

the preparation of the Meetings of Shareholders  and the submission of business reports and such other documents and information as are required for the Meetings of Shareholders and to carry out the resolutions adopted at the Meeting of Shareholders ;

13.	any judicial notification in case of insolvency ;

14.

the resolution on capital increases  to the extent  this is within the authority of the Board (art. 651 par. 4 CO), and the certification of capital increases and respective  amendments  to the Articles of incorporation (art. 651 a, 652 g, 653 g and 653 par. 1 CO) ;

15.	the determination of the remuneration of its members, based on the proposals of the Compensation Committee ;

16.	any other matter which is of strategic importance for the Company or the Group or which is specifically reserved to the Board of Directors by applicable law.

Article 6 - Conduct of Board Members

6.1

Each member of the Board of Directors or of a Committee of the Board shall at all times safeguard the interests of the Company, and shall take such steps as are necessary to best protect the interests of the Company.

6.2.

No member of the Board of Directors or of the Committees of the Board shall participate in the deliberations and resolutions on matters which affect, or reasonably might affect, the interests of such member or of a person close to such member. .

6.3	Each of the members of the Board and of the Committees of the Board shall comply with the Code of Conduct of IsoTis Group (Exhibit 1).

Article 7. Board Committees

7.1	The following standing Board Committees shall be appointed by the Board of Directors :

1. Audit Committee

The Audit Committee (the “AC”) will assist the Board of Directors in fulfilling its responsibilities with respect to the oversight of IsoTis SA accounting and financial reporting practices and its compliances with legal and regulatory requirements.

The AC shall be composed of three non-executive members of the Board of Directors. Members of the AC shall have sufficient financial and compliance experience and ability to enable them to discharge their responsibilities as members. The AC will designate one member as its Chairman. It may regulate its proceedings as it thinks fit. The AC shall convene at least twice a year, once with the external auditors exclusively. The Chairman of the AC will report to the full Board on the results of these meetings. See attached Charter (Exhibit 2) for additional details.

2. Compensation Committee

The Compensation Committee (CC) will recommend, review and propose to the Board the companies compensation policies and programs as well as individual or executive compensation to retain and attract employees who are needed for insuring the competitiveness and long term success of the business, and will perform such other tasks as may be delegated to it by the Board of Directors.

The CC shall be composed of two to three non-executive members of the Board of Directors as well as the CEO (except that he shall not attend sessions during which his performance and remuneration are being discussed and determined). The CC will designate one of its members as its Chairman. The Committee shall meet at least two times a year and may from time to time seek outside expert advice to support its recommendations and decisions. See attached Charter (Exhibit 3) for additional details.

3. Corporate Governance Committee

The Corporate Governance Committee (CGC) will monitor corporate governance issues, including the governance of the Board of Directors (the size of the board and profiles of the Board members) and Board Committees and recommend director nominations to the Board. The CGC will periodically review and assess the Company’s Corporate Governance Policy, Code of Conduct and Committee Charters, and will perform such other tasks as may be delegated to it by the Board of Directors.

The CGC shall be composed of three non-executive members of the Board of Directors. The CGC will designate one of its members as its Chairman. The Committee shall meet at least once a year and may from time to time seek outside expert advice to support its recommendations to the Board. See attached Charter (Exhibit 4) for additional details

7.2

The Board of Directors may appoint other (ad hoc) committees for specific areas among its members and establish the appropriate rules with respect to the mission, authority and reporting of those committees.

III.	Executive Committee

Article 8 – Functions and competences

8.1	The Board of Directors delegates the execution and implementation of strategy and the day-to-day management of the Company and its business sectors and supporting functions to the Executive Committee.

8.2	The Executive Committee shall consist in principal of the CEO of the Company and the following members :

	-	the Chief Financial Officer;

	-	such other members as may be appointed by the Board of Directors.

8.3.	The CEO organizes the Executive Committee and presides over its meetings.

8.4.	In particular, without limitation, the Executive Committee shall have the following duties:

	a)	Implementation of the strategies and policies agreed upon by the Board of Directors;

	b)	Regular assessments of attainment of the targets for the company and each of its business sectors;

	c)	The formulation of corporate policies, strategies and strategic plans for the attention of and approval by the Board of Directors or its Committees;

	d)	Planning for the financial resources and human resources required to implement the strategy approved by the Board;

	e)	Preparing the annual financial statements for review by the Audit and Compliance Committee and proposal by the Board of Directors for approval by the Shareholder’s meeting;

	f)	Preparing the budget for approval by the Board of Directors.

	g)	Appointing, discharging and promoting all employees, except those appointed by the Board of Directors, for whom Board approval is required;

h)

Approving capital outlays, financial measures, and the acquisition of companies, participations and businesses and assets up to an amount of USD 100’000.- for each deal or up to an amount of USD 250’000.- per year.

8.5.	The following actions of the Executive Committee require the prior consent of the Board of Directors:

	a)	Acquisition of companies, regardless of size.

	b)	Acquisition or sale of investments in other businesses or companies;

	c)	Incorporation or dissolution of subsidiaries or affiliated companies;

	d)	Institution of material proceedings and execution of any material settlement;

	e)	Financial transactions (credit arrangements, public bonds or note issues) creating indebtedness or guarantee on the side of the Company;

	f)	Votes in other companies in which the Company is holding participations;

	g)	Execution, termination or modification of lease agreements, the term of which is more than one year or the annual rent of which is above USD 100’000.-;

	h)	Participation to any merger or consolidation, acquisitions, disposal or liquidation of businesses or assets of the Company for a consideration in excess of USD100’000-;

	i)	Purchase or other acquisition of any equity security of the Company or of any other entity;

	j)	In and out-licensing of any technology of the Company;

	k)	Entry into any contract or agreement material to the business of the Company or the Group, taken as a whole;

	l)	Granting of a general power of attorney on behalf of the Company.

Article 9 – Reporting by the CEO

9.1.	The CEO shall have continuous contact with the Chairman of the Board between board meetings in order to inform him on a regular basis about all important business developments.

9.2.	The CEO shall, at each Board Meeting, report to the Board of Directors on the course of the business of the Company in a manner agreed upon from time to time between the Board and the CEO.

9.3.

The CEO shall immediately inform the Board of Directors in writing of any extraordinary event, in particular changes in top managing positions, events which might affect materially the course of business of the Company or other extraordinary events which may significantly affect the business activities.

Article 10 -Reporting and Title

The members of the Executive Committee report directly to the CEO. As a rule, the CFO and CEO shall carry the title of “directeur” and shall be registered as officers of the Company in the Trade Register.

IV	Information

Article 11 - Information

11.1.

At each Board meeting, the CEO or upon his request a member of the Executive Committee shall report on the current business and major transactions made or contemplated by the Company and/or other group companies.

11.2.

Outside of a meeting, each member of the Board of Directors may request information from the persons entrusted with the management of the Company concerning the course of business and, upon authorization by the Company’s Chairman, concerning particular aspects thereof.

11.3.	To the extent necessary to fulfill his duties, each member of the Board of Directors may request that the Chairman authorizes inspection of the books and records of the Company.

11.4.	If the Chairman rejects a request for information, hearing or inspection, a meeting of the Board of Directors may decide whether to grant or not such request.

Article 12. Accounting Principles

The annual accounts of the Company (consisting of the profit and loss statement, the balance-sheet, and the notes to the financial statements), as well as the consolidated financial statements of the Group shall be drawn up in accordance with the provisions of the Swiss Code of Obligations and with the International Accounting Standards (IAS).

Article 13 -  Shareholders and Investor Relations

The Board of Directors shall inform the Company’s shareholders and the investors on a regular basis as regards all important business developments and appoint the CEO and CFO as representative of the Company to this effect.

Furthermore, the information to the Company’s shareholders, the SWX, Euronext Amsterdam, the TSX and the investors shall occur as follows :

	a)	Yearly through annual audited reports;

	b)	As per the requisites of the Listing Rules of the SWX, the TSX and Euronext Amsterdam;

c)

In accordance with the reporting requirements to be complied with in order to maintain a listing and the obligation to disclose price sensitive information (ad hoc publicity) as per the Listing Rules and the Circulars of the Supervisory Boards of SWX, the TSX and Euronext Amsterdam.

V	Signatory rights

Article 14 - Signatory Rights

The right to sign solely on behalf of the Company shall belong to one member of the Board of Directors domiciled in Switzerland who shall only sign with the consent of the Board of Directors.

The right to sign collectively with another person on behalf of the Company shall belong to :

	a)	each member of the Executive Committee ;

	b)	additional persons designated by a resolution of the Board of Directors, upon proposal by the Executive Committee.

VI	Entry into force

Article 15 – Entry into force

15.1.

These OR enter into force as of September 7, 2005 and replace as of that date the former regulations of December 19, 1997 as amended on March 27, 2002, April 15, 2003, September 9, 2004, and December 9, 2004.

Irvine, December 7, 2005.

	By	/s/ James S. Trotman

	Name:	James S. Trotman
	Title:	Chairman

	By	/s/ Nakisa Serry

	Name:	Nakisa Serry
	Title:	Secretary